                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              HERMAN MILLER, INC.
- -------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


                              HERMAN MILLER, INC.
- -------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [x] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

    (5) Total fee paid:

- --------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

- --------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

    (3) Filing party:

- --------------------------------------------------------------------------------

    (4) Date filed:

- --------------------------------------------------------------------------------

                             [HERMAN MILLER LOGO]



                              HERMAN MILLER, INC.


                 NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS
                              AND PROXY STATEMENT


      August 26, 1996



      Dear Shareholder:

      Herman Miller, Inc.'s fiscal year ended June 1, 1996. Enclosed you will find this year's Annual Report and a proxy card to vote your shares. Also, let us know if you expect to attend the annual Shareholders Meeting scheduled for October 2, 1996, by mailing a reservation card or by contacting Robbie Kroll at 616-654-3305.

      We will be meeting in a new location this year. The Shareholders Meeting will take place in the West Ottawa Public Schools Performing Arts Center, 1024 N. 136th Ave., Holland, Michigan. (A map is enclosed.) Chairman of the Board David Nelson will convene the business meeting promptly at 4 p.m. EDT. Please allow time for parking and registration. After the business meeting, we will serve hors d'oeuvres and light refreshments to all who indicate on the reservation card that they will be staying.

      The Annual Report discusses our performance for fiscal 1996 and the importance of continuity and change at Herman Miller. If you have any questions for us or for other senior managers, please write them on the enclosed card and return it to us. If there isn't time at the meeting to answer all the questions we receive, a member of our team or one of us will mail you a response. We will also take questions during the meeting.

      During the business meeting, we will elect three directors to the Board of Directors, ratify Arthur Andersen LLP as our independent public accountants, and transact any other business as may come before the meeting.

      We hope to see you there.

      Sincerely,



      /s/ Michael A. Volkema

      Michael A. Volkema                     David L. Nelson
      President and Chief                    Chairman of the Board
      Executive Officer                      of Directors





                            YOUR VOTE IS IMPORTANT.
                          PLEASE COMPLETE, SIGN, DATE
                         AND PROMPTLY RETURN YOUR PROXY
                         CARD IN THE ENCLOSED ENVELOPE

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




           The annual meeting of the shareholders of Herman Miller, Inc. (the "Company"), will be held at the West Ottawa Performing Arts Center, West Ottawa High School, 1024 N. 136th Ave., Holland, Michigan, on Wednesday, the 2nd of October, 1996, at 4 p.m.
      (E.D.T.) for the following purposes:

           1. To elect three directors, each for a term of three years.

           2. To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending May 31, 1997.

           3. To transact such other business as may properly come before the meeting or any adjournment thereof.

           Shareholders of record at the close of business on August 5, 1996, will be entitled to vote at the meeting.

           Whether or not you expect to be present at this meeting, you are urged to sign the enclosed proxy and return it promptly in the enclosed envelope. If you do attend the meeting and wish to vote in person, you may do so even though you have submitted a proxy.



      By order of the Board of Directors
      James N. DeBoer, Jr., Secretary of the Board
      August 26, 1996

                              HERMAN MILLER, INC.

                              855 East Main Avenue
                                  P.O. Box 302
                          Zeeland, Michigan 49464-0302

                                PROXY STATEMENT

     This Proxy Statement is furnished to the shareholders of Herman Miller, Inc. (the "Company"), in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders. This meeting will be held on Wednesday, October 2, 1996, at 4 p.m. (E.D.T.) at the West Ottawa Performing Arts Center, West Ottawa High School, 1024 N. 136th Ave., Holland, Michigan.

                            SOLICITATION OF PROXIES

     Each shareholder, as an owner of the Company, is entitled to vote on matters scheduled to come before the Annual Meeting. The use of proxies allows a shareholder of the Company to be represented at the Annual Meeting if he or she is unable to attend the meeting in person. The proxy card accompanying this Proxy Statement is to be used for such purpose.

     If the proxy card is properly executed and returned to the Company, the shares represented by the proxy will be voted at the Annual Meeting of Shareholders and at any adjournment of that meeting. Where shareholders specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees named in the proxy and for the proposal described in this Proxy Statement.

     A proxy may be revoked prior to its exercise by (1) delivering a written notice of revocation to the Secretary of the Company, (2) executing a proxy at a later date, or (3) attending the meeting and voting in person. However, attendance at the meeting does not automatically serve to revoke a proxy.

                             ELECTION OF DIRECTORS

     The Board of Directors has nominated William K. Brehm, J. Harold Chandler, and Brian Griffiths, Lord Griffiths of Fforestfach, for election to serve as members whose terms expire at the 1999 annual meeting. Each of the nominees previously has been elected as a director by the Company's shareholders. Dr. Alan Fern, whose term expires at the annual meeting this year, will retire at that time. In conjunction with this, the Board of Directors has reduced the number of directors from 11 to 10.

     The Company's Articles of Incorporation and Bylaws provide for the division of the Board of Directors into three classes of nearly equal size, with the directors of each class to hold office for staggered three-year terms. To achieve the required balance in size of classes, Mr. Brehm, whose term otherwise would have expired next year, has agreed to stand for election in place of Dr. Fern.

     The latter portion of this Proxy Statement contains more information about the nominees. Unless otherwise directed by a shareholder's proxy, the persons named as proxy voters in the accompanying proxy will vote for the nominees named above. If any of the nominees become unavailable, which is not anticipated, the Board of Directors, at its discretion, may designate substitute nominees, in which event the enclosed proxy will be voted for such substituted nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

     A plurality of the votes cast at the meeting is required to elect the nominees as directors of the Company. Accordingly, the three individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker nonvote, or otherwise, will not be treated as votes cast at the meeting. The Board of Directors recommends a vote FOR the election of all persons nominated by the Board.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     On August 5, 1996, the Company had 24,171,305 shares of common stock issued and outstanding, par value $.20 per share. Shareholders are entitled to one vote for each share of common stock registered in their names at the close of business on August 5, 1996, the record date fixed by the Board of Directors. Votes cast at the meeting and submitted by proxy will be tabulated by the Company's transfer agent.

     As of August 5, 1996, no person was known by management to be the beneficial owner of more than 5 percent of the Company's common stock, except as follows:


             NAME AND ADDRESS OF                 AMOUNT AND NATURE OF
              BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP    PERCENT OF CLASS
Ariel Capital Management, Inc.                         1,455,745(1)          6.02%
307 North Michigan Avenue
Chicago, Illinois   60601

Trimark Investment Management, Inc.                    1,441,300(2)          5.96%
Scotia Plaza, Suite 5200, 40 King Street West
Toronto, Ontario M5H 3Z3

GeoCapital Corporation                                 1,410,358(3)          5.83%
767 Fifth Avenue, 45th Floor
New York, New York 10153

 (1) This information is derived from notification received by the Company from the beneficial owner, including notice that it has sole voting power as to 1,371,745 shares, shared voting power as to 23,300 shares, and sole dispositive power as to 1,455,745 shares.
 (2) This information is derived from notification received by the Company from the beneficial owner, including notice that it has sole voting and dispositive power as to 1,441,300 shares.
 (3) This information is derived from notification received by the Company from the beneficial owner, including notice that it has sole dispositive power as to 1,410,348 shares.

                   DIRECTOR AND EXECUTIVE OFFICER INFORMATION

     SECURITY OWNERSHIP OF MANAGEMENT. The following table shows, as of August 5, 1996, the number of shares beneficially owned by each of the Named Executives identified in the executive compensation tables of this Proxy Statement and by all directors and executive officers as a group. Except as described in the notes following the table, the following persons have sole voting and dispositive power as to all of their respective shares.



                                               AMOUNT AND NATURE
          NAMED EXECUTIVE                   OF BENEFICIAL OWNERSHIP(1)    PERCENT OF CLASS(3)
Michael A. Volkema                                    148,230                      .60%

Christopher A. Norman                                  32,086                      .13%

Hansjorg Broser                                        39,943                      .16%

Andrew C. McGregor                                     49,307                      .20%

Gary S. Miller                                         68,471                      .28%

All executive officers and directors
  as a group (22 persons)                             702,141(2)                  2.86%


 (1) Includes the following numbers of shares with respect to which the Named Executives have the right to acquire beneficial ownership under stock options exercisable in 60 days: Mr. Volkema - 20,000; Mr. Norman - 20,600; Mr. Broser - 18,000; Mr. McGregor - 31,000; and Mr. Miller - 47,000. Includes the following number of shares which are restricted and subject to certain conditions: Mr. Volkema - 87,165; Mr. Norman - 10,000; Mr. Broser - 13,600; Mr. McGregor - 10,000; and Mr. Miller - 10,000.
 (2) Included in this number are 352,950 shares with respect to which executive officers and directors have the right to acquire beneficial ownership under options exercisable within 60 days.
 (3) Calculated based on the number of shares outstanding plus the shares referred to in note (2) above.

     THE BOARD OF DIRECTORS. The information in the following table relating to each nominee's and director's age, principal occupation or employment for the past five years, and beneficial ownership of shares of common stock as of August 5, 1996, has been furnished to the Company by the respective nominees and directors. Except as described in the notes following the table, the following nominees and directors have sole voting and dispositive power as to all of the shares set forth in the following table.






                                                                       YEAR FIRST
                                                                        BECAME A    SHARES    PERCENT OF
              NAME AND PRINCIPAL OCCUPATION                    AGE      DIRECTOR   OWNED(1)    CLASS(2)
- -----------------------------------------------------------------------------------------------------------
NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS
TO EXPIRE IN 1999:
- -----------------------------------------------------------------------------------------------------------
J. Harold Chandler
  Since November 1993--Chairman, President and Chief               47         1995       2,500       .01%
     Executive Officer, Provident Life & Accident Insurance Co.
  From June 1993 to November 1993--President,
     MidAtlantic NationsBank and Maryland National Corporation
  From January 1992 to June 1993--President,
     NationsBank/Washington, D.C., Maryland, and N. Virginia
  Prior to January 1992--President and Chief
     Executive Officer, Sovran Bank-Washington, D.C.,
     Maryland, and N. Virginia
- -----------------------------------------------------------------------------------------------------------
William K. Brehm
  Chairman of the Board SRA International, Inc.
     (Consulting Engineering Firm)                                 67         1991       7,500       .03%
- -----------------------------------------------------------------------------------------------------------
Brian Griffiths, Lord Griffiths of Fforestfach                     54         1991       7,500       .03%
  Since 1990--International Advisor, Goldman Sachs
     International Limited (International Banking Firm)
  Prior to 1990--Government Service, United Kingdom
- -----------------------------------------------------------------------------------------------------------
DIRECTORS WHOSE TERMS EXPIRE IN 1997:
- -----------------------------------------------------------------------------------------------------------
C. William Pollard                                                 58         1985     22,749(3)     .09%
  Chairman of the Board, The ServiceMaster Company
     (Management and Consumer Services for Health Care,
     Industrial, and Educational Facilities)
- -----------------------------------------------------------------------------------------------------------
Ruth Alkema Reister
  Private Investments and Civic and Charitable Activities          60         1985     16,436(4)     .07%
- -----------------------------------------------------------------------------------------------------------

                                                                        YEAR FIRST
                                                                        BECAME A    SHARES    PERCENT OF
              NAME AND PRINCIPAL OCCUPATION                    AGE      DIRECTOR   OWNED(1)    CLASS(2)
- -----------------------------------------------------------------------------------------------------------
Richard H. Ruch
  From July 1995 to October 1995--Chairman of the Board of           66       1986    127,714(5)    .52%
     Directors, Herman Miller, Inc.
  From April 1992 to July 1995--Vice Chairman of the
     Board of Directors, Herman Miller, Inc.
  Prior to April 1992--President and Chief Executive
     Officer, Herman Miller, Inc.
- -----------------------------------------------------------------------------------------------------------
DIRECTORS WHOSE TERMS EXPIRE IN 1998:
- -----------------------------------------------------------------------------------------------------------
Dr. E. David Crockett                                                60       1982      16,800      .07%
  Since November 1992--Chairman, Cornerstone Imaging,
     Inc. (Document Image Processing)
  Since May 1991--General Partner, Aspen Ventures (Venture
     Capitalists)
- -----------------------------------------------------------------------------------------------------------
David L. Nelson                                                      66       1972    23,100(6)     .09%
  Since October 1995--Chairman of the Board of Directors
     of Herman Miller, Inc.
  From January 1994--Vice President, Customer Support,
     America's Region, Asea, Brown, Boveri, Inc.
  Prior to January 1994--Vice President, Customer
     Satisfaction, Industry Segment, Asea, Brown, Boveri, Inc.
     (Electronics Manufacturer)
- -----------------------------------------------------------------------------------------------------------
Charles D. Ray, M.D.                                                 69       1977    18,000(7)     .07%
  Chairman of the Board of Directors, Ray Medica,
     Inc. (Development and Manufacturer of Health Care
     Products) and Director of Research and Development, Spinal
     Research and Education Foundation
- -----------------------------------------------------------------------------------------------------------
Michael A. Volkema                                                   40       1995    148,230(8)    .60%
  Since July 1995- Chief Executive Officer, Herman
     Miller, Inc.
  Since May 1995- President, Herman Miller, Inc.
  From February 1995 to May 1995- President and Chief
     Executive Officer, Coro, Inc. (a subsidiary of Herman
     Miller, Inc.)
  From May 1993 to September 1994- Chairman of the
     Board, Meridian, Inc. (a subsidiary of Herman Miller, Inc.)
  Prior to May 1993- President, Meridian, Inc. (a
     subsidiary of Herman Miller, Inc.)
- -----------------------------------------------------------------------------------------------------------

 (1) Shares shown for each director who is not an officer of the Company include 13,500 shares for Messrs. Crockett, Nelson, Pollard, Ray, and Ms. Reister; 7,500 shares for Mr. Griffiths; and 3,000 shares for Mr. Brehm with respect to which the director has the right to acquire beneficial ownership under options exercisable within 60 days.
 (2) Percentages are calculated based upon shares outstanding, plus shares which the director has the right to acquire under stock options exercisable within 60 days.
 (3) Excludes 403 shares owned of record and beneficially by Mr. Pollard's wife. Mr. Pollard disclaims beneficial ownership of these shares.
 (4) Excludes 600 shares owned by Mrs. Resister's husband. Mrs. Reister disclaims beneficial ownership of these shares.
 (5) Includes 34,500 shares with respect to which Mr. Ruch has a right to acquire beneficial ownership under options exercisable within 60 days.
      In addition, Mr. Ruch's wife owns 5,700 shares which are excluded from the table and as to which Mr. Ruch disclaims beneficial ownership.
 (6) Shares are owned jointly by Mr. Nelson and his wife. Excludes 1,200 shares owned of record and beneficially by Mr. Nelson's wife, with respect to which Mr. Nelson disclaims beneficial ownership.
 (7)  Includes 30 shares which Dr. Ray owns as custodian for his children.
 (8) Includes 20,000 shares with respect to which Mr. Volkema has a right to acquire beneficial ownership under options exercisable within 60 days and 87,165 shares of restricted stock which are subject to forfeiture under certain conditions.

     Mr. Crockett also is a director of Cornerstone Imaging, Inc., and Metatec Corporation. Mr. Nelson also is a director and trustee of Cardinal Fund, Inc. Mr. Pollard also is a director of The ServiceMaster Company, Provident Life and Accident Insurance Company. Brian Griffiths, Lord Griffiths of Fforestfach, also is a director of The ServiceMaster Company. Mr. Chandler is also a director of Provident Life & Accident Insurance Company, AmSouth Bank Corporation and Healthsource, Inc.

     The Board of Directors held six meetings, one of which was a telephone conference, during the last fiscal year. All of the directors attended at least 75 percent of the aggregate number of meetings of the Board and the Board committees on which they served.

     FINANCE AND AUDIT COMMITTEE. The Company has a Finance and Audit Committee comprised of Ms. Ruth A. Reister (chair); Dr. E. David Crockett (vice chair); Messrs. William K. Brehm, C. William Pollard, Richard H. Ruch, and Brian Griffiths, Lord Griffiths of Fforestfach. The Finance and Audit Committee recommends to the Board of Directors the selection of independent auditors and reviews the scope of their audit, their audit reports, and any recommendations made by them. The committee approves fees paid for audit and nonaudit services by the independent public accountants. The committee also reviews the activities of the Company's internal auditors, and reviews and recommends to the Board issues concerning the Company's dividend policies, capital expenditures, welfare benefits plans, and other related financial matters. The committee met two times during the last fiscal year.

     EXECUTIVE COMPENSATION COMMITTEE. The Company has an Executive Compensation Committee, comprised of Messrs. William K. Brehm (chair), E. David Crockett, J. Harold Chandler, and Charles D. Ray, M.D. The Executive Compensation Committee recommends to the Board the annual executive incentive plan, the grant of employee stock options, and the annual remuneration of the Company's Chairman, Vice Chairman, and Chief Executive Officer, and acts as the administrative committee for the Company's Employee Stock Option and Long Term Incentive Plans. The committee met four times during the last fiscal year.

     NOMINATING COMMITTEE. The Company has a Nominating Committee comprised of Messrs. C. William Pollard (chair), David L. Nelson, J. Harold Chandler, Michael A. Volkema, and Richard H. Ruch. The Nominating Committee selects and presents to the Board candidates for election to fill vacancies on the Board. The committee will consider nominees recommended by shareholders, provided recommendations are submitted in writing, on or before the 60th day preceding the date of the annual meeting, including a description of the proposed nominee's qualifications, his or her consent to serve as a director, as well as other required data on the nominee and the shareholder submitting the proposal and other relevant biographical data, to C. William Pollard, at Herman Miller, Inc., 855 East Main Avenue, P.O. Box 302, Zeeland, Michigan 49464-0302. The committee met one time during the last fiscal year.

     EXECUTIVE COMMITTEE. The Company has an Executive Committee comprised of Messrs. David L. Nelson (chair), William K. Brehm, C. William Pollard, Richard
H. Ruch, and Michael A. Volkema. The Executive Committee acts from time to time on behalf of the Board in managing the business and affairs of the Company (except as limited by law or the Company's Bylaws), and is delegated certain assignments and functions by the Board of Directors. The Committee met five times during the last fiscal year.

            COMPENSATION OF BOARD MEMBERS AND NON-EMPLOYEE OFFICERS

     The Company pays directors' fees to nonemployee directors at the rate of $32,500 per year, and at one-half that rate to employee directors. In addition, $1,000 per meeting is paid to directors attending Executive Committee meetings. No other amounts are payable for service on committees of the Board or for any other assignments that may be undertaken by a director as a director. During the past year, Mr. Ruch, serving in his role as Vice Chairman of the Board of Directors, through July 1995 and as Chairman from July to October 1995, received additional compensation equal to 30 percent of the base salary of the President and Chief Executive Officer, in consideration of his agreement to devote 30 percent of his business time to the activities of the Board of Directors. Pursuant to these agreements Mr. Ruch received $87,435 in total compensation for his services as a director during the Company's fiscal year ended June 1, 1996.

     Mr. Nelson became the Chairman of the Board on October 30, 1995. For the 12 month period ending October 1997, Mr. Nelson agreed to devote at least 80 percent of his business time to the Board of Directors for the payment of $250,000 plus director fees, and $1,200 per month living allowance. In addition, he will receive an annual benefit package of $10,000. On October 30, 1995, Mr. Nelson was granted a special stock option of 20,000 shares at a fair market value of $30.25 per share, which is subject to the same terms and conditions as the 1994 Nonemployee Officer and Director Stock Option Plan. Amounts paid to Mr. Nelson under these arrangements through June 1, 1996, totaled $197,853.

     The Company has in effect a stock option plan, approved and adopted by its shareholders, under which officers and directors who are not employees of the Company or its subsidiaries are granted options to purchase shares of the Company's common stock. This plan provides for the annual grant of options to each participant, effective the last business day of the Company's third fiscal quarter, to acquire 1,500 shares of common stock at prices equal to the fair market value of the shares on the date of grant. Subject to certain exceptions, the options are not exercisable until 12 months after the date of grant and expire 10 years after the date of the grant. The option price is payable upon exercise in cash or, subject to certain limitations, in shares of the Company's common stock already owned by the optionee, or a combination of shares and cash. Options are not transferable by optionees, except by will or by the laws of descent and distribution, and may be exercised only while an optionee serves as a nonemployee officer or director of the Company or during various limited periods after death or retirement.

     During fiscal 1996, each director and officer of the Company who is not an employee was granted an option to purchase 1,500 shares of the Company's common stock at $32.1875, its fair market value on the date of grant. Under this plan, a total of 16,500 options were granted to all nonemployee directors and officers as a group, and 41,000 options were exercised at an average exercise price of $28.73 per share during the past year.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

GENERAL

     The Company has long recognized the importance of a well-founded executive compensation program and the role it plays in achieving the Company's short- and long-term objectives of promoting superior corporate performance, creating shareholder value, and maintaining fairness and relative equity in the compensation of and between its executives and all other employee-owners. The Executive Compensation Committee of the Board of Directors, which comprises four nonemployee directors, was established over 20 years ago to provide an ongoing review of the executive compensation program to ensure that it is structured and administered to support the Company's mission and strategy. The committee is responsible for recommendations to the full Board for several aspects of executive compensation, including the annual remuneration of the Company's Chief Executive Officer, which includes base salary, incentive pay, and equity-based compensation. In addition, the committee also establishes the performance objectives for the annual executive incentive plan which covers the Chief Executive Officer, corporate officers, vice presidents, and directors at each of the Company's business units. The Company's Chief Executive Officer establishes the base salary of the Company's other executive officers.

COMPENSATION PHILOSOPHY

     The Company's compensation philosophy, as formulated by the Executive Compensation Committee and endorsed by the Board of Directors, is designed to engender and preserve a sense of fairness and equity among employees, shareholders, and customers. Consistent with this philosophy, a new performance measurement and incentive compensation system has been created and installed. This system, called "Economic Value Added" (EVA(R)),1 is an internal measurement of operating and financial performance that has been shown by extensive independent market research to more closely correlate with shareholder value than any other performance measure.

     Beginning in fiscal 1997, the incentive compensation plans of corporate officers, vice presidents, and directors at each of the Company's business units will be linked to the EVA concept. Under the terms of the EVA plan, focus is shifted from budget performance to long-term continuous improvements in shareholder value. Each year, the EVA target is raised over the actual EVA earned the prior year by an improvement factor so that higher EVA targets must be attained in order to earn the same level of incentive pay. This improvement factor is established by the Board of Directors for a period of three years.

     The Committee believes that the utilization of the EVA measurement system, with its focus on maximizing the Company's return on capital investments relative to its cost of capital, will be a more effective means of evaluating

- --------------------------
(1)EVA is a registered trademark of Stern Stewart & Co.

and rewarding management performance. The Committee believes the adoption of the EVA measurement system is consistent with its objective of endorsing an executive compensation program designed to:

     - Link a material portion of annual compensation directly to operating performance.
     - Promote achievement of long-term strategic goals and objectives.
     - Align the interests of executives with the long-term interests of the shareholders.
     -    Attract, motivate, and retain executives of outstanding ability.


     EXECUTIVE STOCK OWNERSHIP GUIDELINES. To further emphasize and reinforce the importance of linking shareholder and management interests, the Board has adopted stock ownership guidelines for approximately 150 executives, including all officers. Under these guidelines, the CEO is expected to own 120,000 shares, and other executives are expected to own between 3,000 and 50,000 shares, with the level of ownership determined by the executive's responsibility level and corresponding management position within the Company.

     To assist executives in attaining the required ownership levels, the Board and shareholders adopted the 1994 Key Executive Stock Purchase Assistance Plan. The plan authorizes the Board's Executive Compensation Committee to extend loans to selected executives to acquire shares of the Company's stock. The executives can earn repayment of a portion of the principal and interest due on these loans provided that certain corporate performance goals are attained.

     During fiscal 1996, five individuals were selected to participate in the plan. Loans totaling $2.3 million resulting in the acquisition of 79,000 shares were made. Currently, loans under this plan totaling $3.8 million have been extended to 13 individuals. Based on the Company's performance as measured against its fiscal 1996 goals, 180.9 percent of the annual repayment of principal and 100 percent of interest due was earned.

COMPANY PERFORMANCE AND EXECUTIVE COMPENSATION

     The salaries of the Company's Chief Executive Officer and other executives are established on a performance-based evaluation system. Each executive officer's performance, except that of the Chief Executive Officer, is evaluated by his or her superior and reviewed by the Executive Compensation Committee. This review considers the employee's overall performance relative to the achievement of corporate objectives as well as individual contributions and achievements. This same evaluation system is applied to the Company's Chief Executive Officer by this committee.

     In 1996, annual cash incentive bonuses were earned through the Executive Incentive Plan, which was designed to tie compensation to corporate performance. The plan consisted of a formula approved by the Executive Compensation Committee which weighed the achievement of selected performance objectives against the annual plan as approved by the Board of Directors. No bonus would be paid if a minimum net income threshold was not met. Depending on their individual level of responsibility, an executive officer could earn up to 60 percent of his or her salary under this plan if all performance objectives were attained. Under the plan, an additional bonus can be earned when overperformance against the annual plan occurs. In 1996, over performance against the annual plan resulted in a bonus payout of 180.9 percent of eligible bonuses. For example, an officer whose bonus potential is 50 percent of salary at 100 percent goal attainment would have earned a bonus equal to 90.5 percent (50% x 180.9%) of his or her salary in fiscal 1996. For fiscal 1997, the Company's new EVA measurement system will replace the formula in the current Executive Incentive Plan.

     In relating this pay-for-performance program to the results achieved by the Company in the last three fiscal years, amounts paid under the Executive Incentive Program were 180.9 percent, 35.0 percent, and 120.0 percent of eligible bonuses for the fiscal years ended in 1996, 1995, and 1994, respectively.

     The Executive Compensation Committee also authorizes the grant of stock options to employees of the Company, including executive officers. As a guideline, the committee believes that the aggregate number of shares subject to options granted in any one year to all employees should not exceed 1 percent of the Company's outstanding shares at the time of grant. In general, options are granted to employees based on their respective levels of responsibility within the Company, as well as their past performance and potential to contribute to the future success of the Company.

     Cash compensation including salary, Earned Share Bonus, and Executive Incentive Bonus of the Company's Chief Executive Officer was limited by formula to 20 times the average annual compensation earned by the Company's regular full-time employee-owners ($31,602 in 1996). This imposes a cap on the CEO's cash compensation of $632,040. During fiscal 1996, Mr. Michael A. Volkema, the Company's Chief Executive Officer, earned a base salary and cash bonus of $357,771 and $274,269, respectively, representing total cash compensation of $632,040. Mr. Volkema's cash incentive of $274,269 represents 71.6 percent of his potential earned bonus of $383,101. Mr. Volkema's bonus pay out for fiscal 1996 was limited by the Company's cash compensation formula described above.

     In addition, Mr. Volkema received stock option grants in 1996 of 20,000 shares and restricted stock grants totaling 50,000 shares (36,000 net of tax), and loans totaling $1,491,872 which allowed him to purchased 50,000 shares of the Company's stock. It is believed that the significant ownership position created by these actions will more closely align Mr. Volkema's interests with those of the shareholders. The size of the equity-based compensation awards and cash compensation reflect the committee's evaluation and recognition of Mr. Volkema's contribution to the significant accomplishments and successes achieved by the Company in fiscal 1996.

     William K. Brehm (Chair)
     E. David Crockett
     J. Harold Chandler
     Charles D. Ray, M.D.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation received by the Named Executives for each of the three fiscal years ended June 1, 1996, June 3, 1995 and May 28, 1994.



                                      ANNUAL COMPENSATION                 LONG TERM COMPENSATION
                                      ------------------------------------------------------------------------
                                                                                 AWARDS               PAYOUTS
                                                                     ------------------------------------------
                                                                                        SECURITIES
                                                                     RESTRICTED STOCK   UNDERLYING      LTIP        ALL OTHER
      NAME AND PRINCIPAL              SALARY(1)  BONUS(2)  OTHER(3)       AWARDS       OPTIONS/SARS  PAYOUTS(4)  COMPENSATION(5)
           POSITION             YEAR     ($)       ($)       ($)           ($)             (#)          ($)            ($)
- ----------------------------------------------------------------------------------------------------------------------------------
Michael A. Volkema,             1996    357,771   274,269    -0-         1,435,000(6)        20,000     465,877            2,718
President & Chief Executive     1995    159,000     -0-      -0-           200,000(7)        20,000       -0-               -0-
Officer                         1994    151,320    94,802    -0-           -0-                5,000       -0-              2,883
- ----------------------------------------------------------------------------------------------------------------------------------
Christopher A, Norman,          1996    207,692   180,930    -0-           -0-               12,000      83,682            4,551
President, Miller SQA, Inc.     1995    130,461   191,532    -0-           -0-               15,000      34,317            1,753
                                1994    117,692   203,525    -0-           -0-                5,000       -0-              3,119
- ----------------------------------------------------------------------------------------------------------------------------------
Hansjorg Broser,                1996    198,000   179,121    -0-           -0-                -0-       136,602           11,738
Vice President                  1995    179,384    36,960    24,728        -0-               18,000      50,599            4,611
                                1994    168,000    81,065    -0-           -0-                8,000       -0-              8,852
- ----------------------------------------------------------------------------------------------------------------------------------
Andrew C. McGregor,             1996    194,923   185,317    -0-           -0-               12,000     125,406            6,099
Executive Vice President,       1995    162,058    29,876    44,402        -0-               20,000      46,167            3,151
Commercial Services             1994    153,000    91,800    -0-           -0-                5,000       -0-              4,393
- ----------------------------------------------------------------------------------------------------------------------------------
Gary S. Miller,                 1996    180,000   162,837    -0-           -0-                7,000     122,334            7,053
Senior Vice President, Design   1995    162,058    35,241    -0-           -0-               23,000      44,852            4,061
and Development                 1994    153,000   113,013    -0-           -0-                8,000       -0-              5,314


(1) Includes amounts deferred by employees pursuant to Section 401(k) of the Internal Revenue Code. Includes 52 weeks of compensation for 1996 and 53 weeks for 1995 and 52 weeks for 1994, consistent with the Company's fiscal year.
(2) Represents amounts earned under the Company's Earned Share Bonus Plan and Executive Incentive Plan.
(3) The amounts disclosed in this column include cost of living, foreign assignment, foreign exchange, spouse travel, and moving expenses.
(4) Represents amounts earned under the Company's 1994 Key Executive Stock Purchase Assistance Plan and applied to the repayment of loans made thereunder.
(5) Includes amounts attributable during fiscal 1996 to benefit plans of the Company as follows: (a) amounts contributed by the Company pursuant to the Company's profit sharing plan for the account of Messrs. Volkema, Norman, Broser, McGregor, and Miller were $2,717; $4,551; $3,310; $4,965; and $4,965, respectively; and (b) payments by the Company in fiscal 1996 of premiums for life insurance for the benefit of Messrs. Broser, McGregor, and Miller were $8,427; $1,134; and $2,088, respectively.
(6) This amount represents the value of 30,000 and 20,000 shares of the Company's common stock (based on the closing price on the date of grant of $26.50 and $32.00 per share, respectively) granted to Mr. Volkema under the terms of two Incentive Share Grant Agreements. Mr. Volkema elected to use 28 percent of his grants to pay his federal taxes on these grants which resulted in his receipt (net of taxes) of 21,600 and 14,400 shares, respectively. The shares are subject to forfeiture provisions which lapse as the number of shares become vested each year over a five- or six-year period. The minimum annual rate of vesting is 10% of the total shares granted during the first five years following the date of grant, with the balance vesting at the end of the sixth year (fiscal 2001 and 2002, respectively). The rate of vesting may be accelerated if certain corporate performance goals are achieved, which would permit full vesting not earlier than fiscal 2000 and 2001, respectively. Dividends are payable on the restricted shares at the same rate as dividends on the Company's common stock. At June 1, 1996, the value of the 36,000 restricted shares held by Mr. Volkema based on the closing price of the Company's common stock on that date ($30.875 per share) equaled $1,111,500.
(7) The amount represents the value of 9,524 shares of the Company's common stock (based on the closing price on the date of grant of $21.00 per share) granted to Mr. Volkema under the terms of an Incentive Share Grant Agreement. Mr. Volkema elected to use 28 percent of his grant to pay his federal taxes on this grant which resulted in his receipt (net of taxes) of 6,857 shares. The shares are subject to the same forfeiture and vesting provisions described in footnote (6) above. Full vesting would occur not earlier than fiscal 2000 and not later than fiscal 2001. At June 1, 1996, the value of the 6,857 restricted shares held by Mr. Volkema, based on the closing price of the Company's common stock on that date ($30.825 per share) equaled $211,710.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on options granted to the Named Executives during the year ended June 1, 1996.


                                      Percentage of Total
                                           Options
                                          Granted to             Exercise or                     Grant Date
                       Options/SARs      Employees in            Base Price                       Present
        Name            Granted(1)       Fiscal Year           (per share)(2)  Expiration Date    Value(3)
- ------------------------------------------------------------------------------------------------------------
Michael A. Volkema           20,000          5.5                   $32.00          5/15/06         $252,600
Christopher A. Norman        12,000          3.3                   $32.00          5/15/06         $151,560
Hansjorg Broser                -0-           -0-                    ---              ---             -0-
Andrew C. McGregor           12,000          3.3                   $32.00          5/15/06         $151,560
Gary S. Miller                7,000          1.9                   $32.00          5/16/06         $ 88,410

(1) Indicates number of shares that may be purchased pursuant to options granted under the Company's 1994 Long Term Incentive Plan. The Company granted options on July 12, 1995, October 5, 1995, and May 15, 1996, totaling 22,500, 101,300, and 239,600 shares, respectively, to eligible employees of the Company and its subsidiaries. In general, options may not be exercised in full or in part prior to the expiration of one year from the date of grant.
(2) The exercise price equals the prevailing market price of the Company's common stock on the date of grant. The exercise price may be paid in cash or, if at least 500 shares are being acquired, by the delivery of previously owned shares, or a combination of cash and previously owned shares.
(3) For the options expiring on May 15, 2006, the values reflect standard application of the Black-Scholes option pricing model based on: (a) expected stock price volatility of .271; (b) risk free rate of return of 6.63%; (c) a cash dividend yield of 2%; and (d) an expected time of ten years to exercise. The actual value, if any, of the options granted is dependent upon the market values of the Company's common stock subsequent to the date the options become exercisable.

  AGGREGATED STOCK OPTION EXERCISES IN FISCAL 1996 AND YEAR END OPTION VALUES

     The following table provides information on the exercise of stock options during fiscal 1996 by the Named Executives and the number and value of unexercised options at June 1, 1996.


                                                 Number of Securities         Value of Unexercised
                                                Underlying Unexercised        In the Money Options
                                                Options at June 1, 1996        at June 1, 1996(2)
                                              --------------------------------------------------------
                        Shares
                       Acquired
                          on        Value
        Name           Exercise  Realized(1)  Exercisable   Unexercisable  Exercisable  Unexercisable
- ------------------------------------------------------------------------------------------------------
Michael A. Volkema        5,000      $16,250     20,000            20,000     $197,500       -0-
Christopher A. Norman       600        3,150     20,600            12,000      130,950       -0-
Hansjorg Broser           8,000       41,000     18,000               -0-      112,750       -0-
Andrew C. McGregor        3,000       15,375     31,000            12,000      239,125       -0-
Gary S. Miller            4,500       20,250     47,000             7,000      362,875       -0-

 (1) Represents the aggregate market value of shares acquired at time of exercise, less the aggregate exercise price paid by the employee.

 (2) Values are based on the difference between the closing price of the Company's common stock on June 1, 1996 ($30.875) and the exercise prices of the options.

                               PENSION PLAN TABLE

     The following table sets forth the estimated annual benefits payable upon normal retirement at age 65, on June 1, 1996, to persons in specified compensation and years of service classifications under the Company's Retirement Income Plan. Projected benefits are computed on a straight line annuity basis, and such benefits are in addition to any amounts which may be received under the Social Security Act. Amounts in excess of $120,000, as limited by Section 415 of the Internal Revenue Code, are payable under the Supplemental Plan to employees eligible or designated to participate in that plan. Mr. Broser is the only Named Executive who participates in the Supplemental Plan.


                            YEARS OF BENEFIT SERVICE(2)
                 -----------------------------------------------
AVERAGE ANNUAL
COMPENSATION(1)      20         25       30       35       40
                 -----------  -------  -------  -------  -------
$150,000.......       52,467   65,583   78,700   92,817  104,933
$180,000.......       63,567   79,458   95,350  111,242  127,133
$210,000.......       74,667   93,333  112,000  130,667  149,333
$240,000.......       85,767  107,208  128,650  150,092  171,533
$270,000.......       96,867  121,083  145,300  169,517  193,733
$300,000.......      107,967  134,958  161,950  188,942  215,933
$330,000.......      119,067  148,833  178,600  208,367  238,133
$360,000.......      130,167  162,708  195,250  227,792  260,333
$390,000.......      141,267  176,583  211,900  247,217  282,533
$420,000.......      152,367  190,458  228,550  266,642  304,733
$450,000.......      163,467  204,333  245,200  286,067  326,933

 (1) Average annual compensation is determined under the Retirement Income Plan by the average of the five highest consecutive years of annual compensation (the amounts included under the columns "Salary" and "Bonus" in the Summary Compensation Table) during the last ten years of employment, subject to a maximum of $150,000 for fiscal 1996. Average annual compensation under the Supplemental Plan is not subject to a maximum. For employees designated as participants in the Supplemental Plan, average annual compensation is determined in the same manner as under the Retirement Income Plan. The combined benefit under both the Retirement Income Plan and Supplemental Plan may not exceed a designated percentage of an officer's highest annual compensation, ranging from 50% if an employee retires at age 55, to 75% if the employee retires at or after age 65.
 (2) Mr. Broser has 4 credited years of service and "average annual compensation" of $290,880 under the Supplemental Plan.


                               OTHER ARRANGEMENTS

     The Company maintains a Salary Continuation Plan, which provides that an officer's base salary (as shown in the "Salary" column of the Summary Compensation Table) will be continued for twelve months after termination of the officer's employment. Under this plan, benefits terminate if the officer performs services for a competitor of the Company, and benefits are offset for any noncompetitor payments for services. No benefits are payable under the plan if an officer dies, retires, voluntarily terminates employment, or is terminated for malfeasance.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's common stock with that of the cumulative total return of the Standard & Poor's 500 Stock Index and the NASD Non-Financial Index for the five year period ended June 1, 1996. The following information is based on an annual investment of $100, on May 31, 1991, in the Company's common stock, the Standard & Poor's 500 Stock Index and the NASD Non-Financial Index, with dividends reinvested.

TOTAL SHAREHOLDER RETURN HERMAN MILLER, INC.











                     1991  1992  1993  1994  1995  1996
NASD Non-Financial   100    113   133   137   162   236
S&P 500 Index        100    110   123   128   154   197
Herman Miller, Inc.  100     97   133   132   119   171

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending May 31, 1997. Representatives of Arthur Andersen LLP will be present at the annual meeting of shareholders and available to respond to appropriate questions. The Arthur Andersen LLP representatives will have the opportunity to make a statement if they so desire.

     Although the submission of this matter for approval by shareholders is not legally required, the Board of Directors believes that such submission follows sound corporate business practice and is in the best interests of the shareholders. If the shareholders do not approve the selection of Arthur Andersen LLP, the selection of such firm as independent public accountants for the Company will be reconsidered by the Board of Directors.

     The Board of Directors recommends a vote FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants.

                   SHAREHOLDER PROPOSALS--1997 ANNUAL MEETING

     Any shareholder proposal intended to be presented at the next annual meeting of the Company must be received by the Company at 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302 not later than April 22, 1997, if the shareholder wishes the proposal to be included in the Company's proxy materials relating to the meeting.

     In addition, the Company's Bylaws contain certain notice and procedural requirements applicable to director nominations and shareholder proposals, irrespective of whether the proposal is to be included in the Company's proxy materials. A copy of the Company's Bylaws has been filed with the Securities and Exchange Commission and can be obtained from the Public Reference Section of the Commission or the Company.

                                 MISCELLANEOUS

     If any matters, other than the matters set forth herein, properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares thereby represented in accordance with their judgment.

     The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegraph by a few regular employees of the Company without additional compensation. The Company may reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to the principals and obtaining their proxies.

     The annual report of the Company for the fiscal year ended June 1, 1996, including financial statements, is being mailed to shareholders with this proxy statement.

     Shareholders are urged to date and sign the enclosed proxy and return it promptly to the Company in the enclosed envelope.

     Questions related to your holdings can be directed as follows:

     First Chicago Trust Company of New York
     PO Box 2500
     Jersey City, NJ  07303-2500
     Phone:  1 800 446 2617

By Order of the Board of Directors
James N. De Boer, Jr., Secretary of the Board
August 26, 1996

/X/ Please mark
    your votes as in
    this example.

                                   This proxy is solicited on behalf of the Board of Directors.

                         For             Withheld                                  For   Against  Abstain
1. ELECTION              / /               / /              2. RATIFICATION OF     / /     / /      / /     3. At their discretion,
   OF DIRECTORS                                                APPOINTMENT OF                                  the Proxies are
   AS LISTED ON                                                ARTHUR ANDERSEN                                 authorized to vote
   REVERSE SIDE.                                               LLP AS INDEPEN-                                 upon such other
   For, except vote withheld from the following                DENT AUDITORS FOR THE YEAR                      business as may
   nominee(s):                                                 ENDING MAY 31, 1997.                            properly come before
                                                                                                               the meeting or
- -------------------------------------------------------                                                        adjournment thereof.



                                                                Please sign exactly as name appears hereon. Joint owners
                                                                should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

                                                                Dated                                                   , 1996
                                                                      --------------------------------------------------

                                                                Signature
                                                                          ----------------------------------------------------

                                                                Signature (if held jointly)
                                                                                            ----------------------------------

                                                       FOLD AND DETACH HERE


PLEASE MARK THE BOXES ON THE ABOVE PROXY TO INDICATE HOW YOU WISH YOUR SHARES TO BE VOTED.
SIGN AND DATE THE PROXY, DETACH IT, AND RETURN IT IN THE ENCLOSED POSTAGE PAID ENVELOPE.
WE MUST RECEIVE YOUR VOTE BEFORE THE ANNUAL MEETING OF SHAREHOLDERS ON OCTOBER 2, 1996.



HERMAN MILLER, INC.

By signing this card, the shareholder appoints David L. Nelson and Michael A. Volkema, and each of them, as attorneys, with the power of substitution, to vote the shares of Common Stock of Herman Miller, Inc. ("the company") held of record by the undersigned on August 5, 1996, at the Annual Meeting of Shareholders to be held at the West Ottawa Public Schools Performing Arts Center, 1024 N. 136th Avenue, Holland, Michigan on Wednesday, October 2, 1996, at 4:00 p.m. (E.D.T.) and at any adjournment thereof.

ELECTION OF THREE DIRECTORS, each for a term of three years.  Nominees: William
K. Brehm, J. Harold Chandler, and Brian Griffiths, Lord Griffiths of Fforestfach


The Proxies will vote your shares in accordance with your direction on this card. If you do not indicate your choice on this card, the Proxies will vote your shares "FOR" the nominees and "FOR" the proposal.

All shares votable hereby by the undersigned include shares, if any, held for my account in the company's Employee Stock Ownership Plan and Employee Stock Purchase Plan.